Katharine Marshall
                                                  (610) 208-3034/
                                                  Cathy Bower
IMMEDIATE RELEASE                                 (610) 208-2639


                  CARPENTER ANNOUNCES MAJOR ACQUISITION,
                        SHORT-TERM BUSINESS OUTLOOK

     Reading, PA (January 7, 1997) -- Carpenter Technology Corporation (NYSE:CRS) announced today that it plans to acquire Dynamet Incorporated, a privately-held manufacturer of titanium bar, wire and powder products, for approximately $150 million in stock and cash, and assumption of Dynamet's debt of approximately $11 million.

     In a conference call this morning with major shareholders and analysts, Carpenter Chairman, President and CEO Robert W. Cardy also moderated the business outlook for Carpenter s fiscal year 1997 earnings (for the year ending June 30, 1997), disclosing that earnings this year would be lower than last fiscal year s record earnings. Cardy cited customer inventory adjustments in some industries and the need to reduce Carpenter's own inventories as the reasons for his current earnings projection.

     Dynamet acquisition

     Pending Hart-Scott-Rodino approval and final due diligence, Carpenter expects to complete the acquisition of Dynamet, a Washington, Pa., company, by early March 1997. It will be the largest acquisition in Carpenter's 108-year history.
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      Carpenter s vision is to be a growing, global specialty materials company, and that has led to six acquisitions in the past few years to extend the Corporation s product line, geographic reach and metals manu-facturing capacity, Cardy says. With the acquisition of Dynamet, Carpenter will establish a strategic position in the titanium bar and wire market segment.

     Titanium is predominantly used by the aerospace, medical and sports products industries -- industries that Carpenter serves with its line of stainless steels, high temperature alloys and engineered products. The Dynamet acquisition particularly allows Carpenter to better satisfy the aerospace industry s needs for a range of technically advanced materials
-- these materials make possible continued innovation and higher performance levels in new aircraft -- and to help realize Carpenter s goal of profitable growth.

     In fiscal year 1996 (ended June 30, 1996), the aerospace market was Carpenter's largest, accounting for 15 percent of the company's sales.

     Dynamet is owned by two families: the family of P.C. Rossin, 73, Dynamet's founder and current chairman and CEO, and the family of Peter N. Stephans, 54, the current president and chief operating officer. After the acquisition, Rossin will join Carpenter s Board of Directors. Stephans will serve as a consultant to the business.

     Stephans plans to purchase Dynamet s forged products operation (McMurray, Pa.) following closing for cash and assumption of debt, for a total of approximately $4 million.

     Robert J. Torcolini, currently vice president of Manufacturing Operations for Carpenter's Steel Division, will become president of Dynamet at closing.

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     Carpenter will finance the $150 million purchase of Dynamet by issuing
2.8 million shares of Carpenter common stock and $51 million of cash. Carpenter expects the purchase to have no effect on fiscal year 1997 earnings per share and to be accretive to earnings per share beginning in fiscal year 1998 (ending June 30, 1998).

     Carpenter's Business Outlook

     The aerospace, power generation and oil and gas exploration markets remain strong for Carpenter, Cardy said in the conference call today.
Major stainless bar and wire customers, however, have been adjusting their inventories, reducing the need for Carpenter s products short-term, he said.

      We're confident that long-term growth opportunities exist worldwide in our product lines, Cardy said. We are continuing to implement our previously announced capital expenditure program to increase manufacturing capacity, improve quality and reduce operating costs, so that we can be competitive in global markets.

     Carpenter is a major producer of specialty metals and also manufactures engineered products, such as ceramic cores for the casting industry and injection-molded parts from ceramics and metal. The company employs more than 4,600 people in North America, Europe and Asia, and, in fiscal year 1996, had sales of $865 million.

     Dynamet employs 320 people at its plants in Clearwater, Fla.; Washington, McMurray and Bridgeville, Pa.; and its warehouse in Stanton, Calif. Estimated sales for 1996 are more than $100 million. The company currently hot rolls and finishes titanium and nickel-based alloys in coils, bar, shapes and wire; forges and machines components for the medical and aerospace industries; and makes powder alloys for the aerospace and tooling industries.

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